Exhibit 10.56

WARRANT TRANSFER AND EXCHANGE AGREEMENT

BY AND BETWEEN

CIBUS GLOBAL, LTD.,

THE PERSONS AND ENTITIES NAMED HEREIN AS SELLERS

AND

RORY RIGGS, AS THE SELLER REPRESENTATIVE

DATED AS OF DECEMBER 31, 2014

WARRANT TRANSFER AND EXCHANGE AGREEMENT

This WARRANT TRANSFER AND EXCHANGE AGREEMENT (this “Agreement”), is made and entered into as of December 31, 2014 (the “Effective Date”), by and among Cibus Global, Ltd., a company organized under the laws of the British Virgin Islands (“Cibus”), each of the Investors (as defined below) who become a party hereto as a “Seller” pursuant to Section 1.3 hereof (each, a “Seller” and collectively, the “Sellers”), and Rory Riggs, an individual, as the representative of the Sellers (the “Seller Representative”). Defined terms used herein and not otherwise defined shall have the meaning set forth in Section 10.1 hereof.

W I T N E S S E T H:

WHEREAS, Cibus previously issued to certain investors in November 2013 warrants to purchase an aggregate of 6,949,868 shares of Cibus’ Series A Preferred Stock at an exercise price of $2.00 per share (as the same may be amended from time to time, the “First Tranche Warrants”);

WHEREAS, in July of 2014 Cibus undertook a unit financing transaction pursuant to the terms and conditions of a Confidential Private Placement Memorandum dated July 22, 2014 (the “Subsequent Financing”) pursuant to which Cibus initially offered $7,000,000 of units (each, a “Unit”), with each Unit being comprised of (a) one share of Series A Preferred Stock in Cibus, and (b) a warrant to purchase two additional shares of Series A Preferred Stock in Cibus at an exercise price of $2.00 per share;

WHEREAS, (a) in October of 2014, Cibus and the requisite investors in the Subsequent Financing elected to amend the terms of the Subsequent Financing in order to issue and sell an additional $4,000,000 of Units; and (b) in December 2014, Cibus and the requisite investors in the Subsequent Financing elected to amend the terms of the Subsequent Financing in order to issue and sell an additional $2,500,000 of Units (collectively, the “Financing Amendment”).

WHEREAS, in the event the maximum amount of Units are sold in the Subsequent Financing (inclusive of the Financing Amendment), Cibus will issue warrants to purchase up to an additional 21,600,000 aggregate shares of Series A Preferred Stock, consisting of (a) warrants issued by Cibus in the Subsequent Financing attributable to the conversion of certain promissory notes issued by Cibus (the “Second Tranche Warrants”), (b) warrants issued to investors in connection with cash investments in the Subsequent Financing (exclusive of cash investments made in connection with the Financing Amendment (the “Third Tranche Warrants”)), and (c) warrants issued in connection with additional cash investments made in connection with the Financing Amendment (the “Fourth Tranche Warrants,”)

WHEREAS, the Board has approved the issuance of warrants to purchase up to an additional 3,542,662 shares of Series A Preferred to certain of Cibus’ members as a conversion rate correction resulting from Cibus’ acquisition of Nucelis, Inc. (the “Correction Warrants”), which Correction Warrants will be deemed to have been issued on December 31, 2013.

WHEREAS, the First Tranche Warrants, the Second Tranche Warrants, the Third Tranche Warrants and the Correction Warrants shall be collectively referred to herein as the “Warrants”). The shares of Series A Preferred Stock subject to such Warrants are referred to herein as the “Warrant Shares”).

WHEREAS, the holders of the Warrants (collectively, the “Investors”) and Cibus have agreed that on the terms and conditions set forth herein and in their respective Warrants, each of the Investors may sell some or all of its Warrants (such Warrants which an Investor elects to sell being referred to collectively as, the “Subject Warrants”) to Cibus in exchange for an interest in certain future revenues of Cibus, as further detailed and on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Cibus, the Seller Representative and the Sellers hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF WARRANTS

Section 1.1     Purchase and Sale of Warrants. Each Investor who becomes a party to this Agreement as a Seller pursuant to Section 1.3 hereof hereby agrees to sell, transfer and convey to Cibus at the applicable Closing, subject to and on the terms and conditions set forth in this Agreement, the applicable Subject Warrants, in exchange for the applicable Warrant Purchase Consideration.

Section 1.2    Closings. Subject to the satisfaction of the conditions set forth in ARTICLE 4, each closing of the sale and transfer of Subject Warrants (each, a “Closing”) shall take place remotely via the exchange of documents and signatures as set forth in this ARTICLE 1 on a date mutually agreed upon by Cibus and the Seller Representative promptly following an Investor’s or Investors’ election, as evidenced by its delivery to the Seller Representative of the original Subject Warrant together with an executed Joinder Agreement in the form attached hereto as Exhibit A (the “Joinder Agreement”) in accordance with Section 1.3, which Joinder Agreement shall include a full release by the holder of the applicable Subject Warrants of any and all claims arising out of or related to the applicable Subject Warrants other than those expressly arising out of or relating to this Agreement, to sell such Subject Warrants to Cibus for and in consideration of Warrant Purchase Consideration attributable to the Warrant Shares subject to each such Subject Warrant, and in any event not later than 5 Business Days following the Seller Representative’s delivery of such Joinder Agreement to Cibus (each, a “Closing Date”), or such other place, time or date as Cibus and the Seller Representative may mutually agree. Subject to the provisions of ARTICLE 8, failure to consummate any Closing on the applicable Closing Date shall not relieve any party hereto of any of its respective obligations hereunder. In connection with each Closing, each Subject Warrant which is sold to Cibus in accordance with this Section 1.2 shall be cancelled by Cibus. Notwithstanding anything to the contrary herein, no Closing shall occur with respect to any Subject Warrant prior to the first Business Day following the one-year anniversary of the original issuance date of such Subject Warrant to the applicable Investor (which date shall be the date upon which Cibus accepted the investment by the applicable Investor that resulted in the issuance of such Warrants, as reflected on the books and records of Cibus, or with respect to the Correction Warrants, December 31, 2013) (the “One-Year Holding Period”), and Cibus shall be under no obligation to purchase any Subject Warrant prior to such date; provided, however, that with respect to any Second Tranche Warrants issued in the Subsequent Financing to an Investor in connection with the conversion of a convertible note issued to such Investor in the Bridge Financing, the applicable Closing may occur at any time after the first Business Day following the one-year anniversary of the date on which the funds subject to such convertible note were advanced by such Investor to Cibus in the Bridge Financing.

Section 1.3    Investor Election to Sell Warrants.

(a)    Subject to the terms and conditions of this Section 1.3, the Seller Representative agrees that in the event any Investor elects to sell any Subject Warrants to Cibus pursuant to the terms and conditions of this Agreement, the Seller Representative shall cause such Investor to deliver to the Seller Representative the applicable original Subject Warrant and an executed Joinder Agreement. The Seller Representative shall provide Cibus with copies of any such Joinder Agreements promptly following receipt of the same (but in any event, within five Business Days of receipt thereof). The Seller Representative hereby covenants and agrees with Cibus as follows: (i) it shall not accept or deliver to Cibus any Joinder Agreements (or related Subject Warrants), and no such Joinder Agreement shall become effective with respect to any Subject Warrants purported to be sold to Cibus thereby, until the first Business Day following the One-Year Holding Period for such Subject Warrants (subject to exception as set forth in Section 1.2 to Second Tranche Warrants issued in connection with the conversion of convertible promissory notes issued in the Bridge Financing); and (ii) it shall not accept or deliver to Cibus any Joinder Agreement (or related Subject Warrants), and no such Joinder Agreement shall become effective with respect to any Subject Warrants purported to be sold to Cibus thereby, at any time after the expiration of the applicable exercise period thereof.

(b)    Notwithstanding anything in this Section 1.3 to the contrary and subject to the provisions of Section 1.6, the Seller Representative and each of the Sellers hereby acknowledges and agrees that the maximum aggregate Participation Rate shall not exceed 10% and Cibus shall not purchase any Subject Warrants to the extent such purchase would cause the aggregate issued Participation Rate to exceed 10%. The Sellers hereby agree and the Seller Representative hereby covenants and agrees that it will not accept any Joinder Agreements (and related Subject Warrants) from any Investor or submit any Joinder Agreements (and related Subject Warrants) to be sold to Cibus pursuant to the provisions of this Section 1.3 if the sale of such Subject Warrants to Cibus would result in the aggregate issued Participation Rate exceeding 10%, in each case subject to the provisions of Section 1.6. Accordingly, all Warrants shall be accepted by Cibus in the order in which the applicable Joinder Agreements are received by the Seller Representative and provided to Cibus.

(c)    In the event that prior to the Minority Protection Outside Date, Minority Investors concurrently deliver Joinder Agreements to the Seller Representative pursuant to the provisions of Section 1.3 which would result in the aggregate issued Participation Rate held by all Minority Investors exceeding the Minority Investor Cap if all such Subject Warrants were purchased by Cibus, the Subject Warrants submitted by such Minority Investors for sale to Cibus shall be reduced pro rata based on the number of Warrant Shares subject to each Minority Investor’s applicable Joinder Agreement.

(d)    In the event that prior to the Minority Protection Outside Date, Major Investors concurrently deliver Joinder Agreements to the Seller Representative pursuant to the provisions of Section 1.3 which would result in the aggregate issued Participation Rate held by all Major Investors exceeding the Major Investor Cap if all such Subject Warrants were purchased by Cibus, the Subject Warrants submitted by such Major Investors for sale to Cibus shall be reduced pro rata based on the number of Warrant Shares subject to each Major Investor’s applicable Joinder Agreement.

(e)    In the event that after the Minority Protection Outside Date, Investors concurrently deliver Joinder Agreements to the Seller Representative pursuant to the provisions of Section 1.3 which would result in the aggregate issued Participation Rate held by all Investors exceeding 10% if all such Subject Warrants were purchased by Cibus, the Subject Warrants submitted by such Investors for sale to Cibus shall be reduced pro rata based on the number of Warrant Shares subject to each Investor’s applicable Joinder Agreement.

Section 1.4    No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, each Seller is only agreeing, on the terms and conditions set forth in this Agreement, to acquire and accept the Warrant Purchase Consideration in exchange for the Subject Warrants and is not assuming any liability or obligation of Cibus or any other Cibus Entity of whatever nature, whether presently in existence or arising or asserted hereafter.

Section 1.5    Security Interest.

(a)    Effective from and after the initial Closing, Cibus hereby grants and shall cause each of the entities listed on Exhibit B (collectively, the “Cibus Entities”) to grant to the Sellers, to secure the payment and performance in full of Cibus’ obligations under this Agreement, including the payment of past and future Warrant Purchase Payments, a continuing security interest in the Collateral (as defined in the Intellectual Property Security Agreement), wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof, pursuant to and in accordance with the terms of the Intellectual Property Security Agreement. Subject to the terms and conditions of the Intellectual Property Security Agreement, Cibus represents, warrants, and covenants, for and on behalf of itself and each of the other Cibus Entities, that the security interest granted pursuant to the Intellectual Property Security Agreement shall at all times continue to be a senior security interest in the Collateral, subject only to Permitted Liens.

(b)    Subject to the terms and conditions of Section 5.4(c), following Cibus’ failure to make full and prompt payment of any Warrant Purchase Payment or portion thereof when due (such failure, a “Payment Breach”), the Sellers, acting solely and exclusively through the Seller Representative (acting as Collateral Agent under the Intellectual Property Security Agreement), shall be entitled to exercise all rights and remedies available under the Intellectual Property Security Agreement and this Agreement.

(c)    On behalf of itself and each of the Cibus Entities, Cibus hereby authorizes the Seller Representative, at the sole cost and expense of the Sellers, to file financing statements or take any other action required on behalf of the Sellers to perfect the Sellers’

security interests in the Collateral, with notice to the Cibus Entities, in all appropriate jurisdictions to perfect or protect the Sellers’ interest or rights under the Collateral, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of this Agreement and the Intellectual Property Security Agreement, by the Cibus Entities, or any other Person, shall be deemed to violate the rights of the Sellers under the Code. Cibus further agrees to procure, deliver or execute and deliver to the Seller Representative, and to cause each of the Cibus Entities to procure, deliver or execute and deliver to the Seller Representative from time to time as reasonably requested, all additional security agreements, instruments and documents, each in form and substance reasonably satisfactory to the Seller Representative, to perfect or protect the Sellers’ security interests in the Collateral in accordance with this Section 1.5(c).

Section 1.6    Minority Protection. Notwithstanding anything contained in this Agreement or any Warrant to the contrary, prior to September 30, 2015 (as such date may be extended by Cibus with the approval of Cibus’ Board of Directors in its sole discretion from time to time, the “Minority Protection Outside Date”), (a) the maximum Participation Rate attributable to the Warrant Purchase Consideration issued to the Major Investors in connection with the sale of Warrants pursuant to this Agreement may not exceed nine percent (9%) (the “Major Investor Cap”); and (b) the maximum Participation Rate attributable to the Warrant Purchase Consideration issued to the Minority Investors in connection with the sale of Warrants pursuant to this Agreement may not exceed one percent (1%) (the “Minority Investor Cap”). After the Minority Protection Outside Date and subject to the provisions of Section 1.3(e), any available Warrant Purchase Consideration may be sold by Cibus to any Investor irrespective of the Major Investor Cap and the Minority Investor Cap, as applicable.

ARTICLE 2

TAX MATTERS

Section 2.1    Tax Matters.

(a)    The parties agree that for U.S. tax purposes, the entitlement of Sellers to receive the Warrant Purchase Consideration is intended to be treated by the Sellers and Cibus for U.S. federal (and applicable state and local) income tax purposes as the issuance by Cibus of “evidences of indebtedness” (as such term is used in Reg §15a.453-1(b)(3)) of Cibus. Consistent with such intentions, the Sellers, the Seller Representative (acting on behalf of the Sellers) and Cibus each agree, except as otherwise required by applicable law, not to take any position that is inconsistent with the provisions of the immediately preceding sentence on any tax return or in any audit or other administrative or judicial proceeding unless the parties have consented to such inconsistent positions or the party that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in the above section and has notified the other party of such inconsistency. If there is an inquiry by any governmental authority of any party related to any transaction pursuant to this Agreement, the parties agree to cooperate with each other in responding to such inquiry in a reasonable manner consistent with this paragraph (a).

(b)    Cibus acknowledges that the Sellers have indicated to Cibus their intention to report the sale of the Warrants for U.S. tax purposes under the installment method of accounting (as described in Section 453 of the Internal Revenue Code and Treasury Regulations promulgated thereunder). Notwithstanding any other provision of this Agreement to the contrary, each Seller hereby acknowledges and agrees that neither Cibus nor any of Cibus’ officers, directors, agents, shareholders or representatives (including Cibus’ counsel) has made any representation or warranty to such Seller regarding the Seller’s ability to properly report the sale of the Warrants for U.S. tax purposes under the installment method of reporting (within the meaning of Section 453 of the Internal Revenue Code and Treasury Regulations promulgated thereunder), nor any other tax consequences to the Seller resulting from this Agreement, and each Seller has relied solely and exclusively on its own legal counsel (and not that of Cibus) regarding the same.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1    Cibus’ Representations and Warranties. Cibus represents and warrants to the Seller Representative and to each Seller that as of the date hereof:

(a)     Existence; Good Standing. Cibus is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. Each of the other Cibus Entities is an entity duly organized, validly existing and in good standing (to the extent the concept of good standing is recognized in the applicable jurisdiction) under the laws of the jurisdiction of its organization as set forth in the Intellectual Property Security Agreement. Cibus and each of the other Cibus Entities is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary (to the extent such concepts are recognized in such jurisdiction), except where the failure to be so licensed or qualified and in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Cibus, RTDSTM or the Warrant Purchase Consideration.

(b)    Authorization. Cibus has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents. Each of the Cibus Entities has all requisite corporate or other relevant business entity power and authority to execute, deliver and perform its obligations under the Intellectual Property Security Agreement. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other business entity action on the part of Cibus and each of the Cibus Entities, as applicable.

(c)     Enforceability. Each of the Transaction Documents has been duly executed and delivered by an authorized officer of Cibus (and, to the extent such Cibus Entity is a party to such Transaction Document, by an authorized officer of the applicable Cibus Entity) and constitutes the valid and binding obligation of Cibus or the Cibus Entity, enforceable against Cibus or such Cibus Entity in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)    No Conflicts. The execution, delivery and performance by Cibus and each of the Cibus Entities of this Agreement and each of the Transaction Documents (to the extent such Cibus Entity is a party to such Transaction Document) and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the Memorandum of Association or Articles of Association of Cibus or the organizational documents of any other Cibus Entity, (ii) contravene or conflict with or constitute a material default under any law binding upon or applicable to Cibus or such Cibus Entity or (iii) contravene or conflict with or constitute a material default under (A) any contract or agreement related to RTDS (including any and all intellectual property rights in and to RTDS) or (B) any other material contract or other material agreement or Judgment, in any case binding upon or applicable to Cibus or the applicable Cibus Entity.

(e)     Consents. Except for the consents that have been obtained on or prior to the Closing or filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by Cibus or any of the Cibus Entities in connection with (i) the execution and delivery by Cibus of this Agreement and by Cibus and each of the other Cibus Entities of the other Transaction Documents, (ii) the performance by Cibus of its obligations under this Agreement and the performance by Cibus and each of the other Cibus Entities of the other Transaction Documents (to the extent such Cibus Entity is a party to such Transaction Document) or (iii) the consummation by Cibus and the Cibus Entities of any of the transactions contemplated by this Agreement and the other Transaction Documents.

(f)    No Litigation. As of the Effective Date, neither Cibus nor any of the other Cibus Entities is a party to, and neither Cibus nor any of the other Cibus Entities has received written notice of, any action, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of Cibus, no such action, suit, investigation or proceeding has been threatened against Cibus or any Cibus Entity, that, individually or in the aggregate, would, if determined adversely, reasonably be expected to prevent or adversely affect (i) the ability of Cibus and each of the Cibus Entities to enter into and to perform its obligations under each of the Transaction Documents to which it is a party, (ii) Cibus’ rights in or to RTDS or (iii) from and after the first Closing, the Sellers’ rights with respect to the Warrant Purchase Consideration.

(g)     Compliance with Laws. Neither Cibus nor any of the other Cibus Entities is in violation of, and to the Knowledge of Cibus, neither Cibus nor any of the other Cibus Entities is under investigation with respect to, nor has Cibus or any other Cibus Entity been threatened to be charged with or given notice of any violation of, any law or Judgment applicable to Cibus or such Cibus Entity, which violation would reasonably be expected to adversely affect Cibus’ rights in or to RTDS or, after the first Closing, the Sellers’ rights with respect to the Warrant Purchase Consideration hereunder.

(h)    In-Licenses.

(i)     Existing In-Licenses; No Other In-Licenses. Except as set forth on Schedule 3.1(h)(i) of the Disclosure Schedule, there are no In-Licenses (any In-License set forth on Schedule 3.1(h)(i) of the Disclosure Schedule, an “Existing In-License”). A true, correct and complete copy of each Existing In-License has been provided to the Seller by Cibus prior to the date hereof and is attached as an exhibit to the Disclosure Schedule. Except as set forth on Schedule 3.1(h)(i) of the Disclosure Schedule, Cibus (or its Affiliate(s)) and the respective counterparty thereto have not made or granted any amendment or waiver of any provision of any Existing In-License.

(ii)    Validity and Enforceability of the In-Licenses. Each of the Existing In-Licenses is a valid and binding obligation of Cibus (or its Affiliate(s)) and, to the Knowledge of Cibus, the counterparty thereto. To the Knowledge of Cibus, each of the Existing In-Licenses is enforceable against each counterparty thereto in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). Neither Cibus nor any of its Affiliates that is a party to any Existing In-License has received any written notice in connection with an Existing In-License challenging the validity, enforceability or interpretation of any provision of such agreement.

(iii)    No Termination. Neither Cibus nor any of its Affiliates has (A) given notice to a counterparty of the termination of any Existing In-License (whether in whole or in part) or any notice expressing any intention or desire to terminate any Existing In-License or (B) received from a counterparty thereto any written notice of termination of any Existing In-License (whether in whole or in part) or any notice expressing any intention or desire to terminate any Existing In-License.

(iv)    No Breaches or Defaults. To the Knowledge of Cibus, there is and has been no material breach or default under any provision of any Existing In-License either by Cibus or by the respective counterparty (or any predecessor thereof) thereto, and, to the Knowledge of Cibus, there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default either by Cibus or its Affiliate(s) or by the respective counterparty to such agreement.

(v)    Payments Made. To the Knowledge of Cibus, Cibus (or its Affiliate(s)) has made all payments to the respective counterparty required under each Existing In-License as of the date hereof.

(vi)    No Assignments. Neither Cibus nor any of its Affiliates has consented to any assignment by the counterparty thereto of any of such counterparty’s rights or obligations under any Existing In-License and, to the Knowledge of Cibus, such counterparty has not assigned any of its rights or obligations under such Existing In-License to any Person.

(vii)    No Indemnification Claims. Neither Cibus nor any of its Affiliates has notified the respective counterparty to any Existing In-License or any other Person of any claims for indemnification under any Existing In-License nor has Cibus or any of its Affiliates received any written claims for indemnification under any Existing In-License.

(viii)    No Infringement. Cibus has not received any written notice from, or given any written notice to, any counterparty to any Existing In-License regarding any infringement of any of the RTDS Rights.

(i)    Partner Agreements.

(i)     Cibus has provided the Seller Representative with true, correct and complete copies of the Hoechst Schering AgrEvo GmbH Agreement, Pioneer Hi-Bred International Agreements, Rotam Agreement, Flax Council Agreements, NEU Seed Agreements, BASF Agreement and the NPZ Agreement in effect as of the Effective Date (the “Partner Agreements”). The Partner Agreements represent all material contracts of Cibus and its Affiliates pursuant to which Subject Revenues are generated, or are reasonably expected to be generated in the future, in existence as of the date hereof.

(ii)    Validity and Enforceability of the Partner Agreements. The Partner Agreements are valid and binding obligations of Cibus or its Affiliates, as applicable, and, to the Knowledge of Cibus, the counterparties thereto. To the Knowledge of Cibus, the Partner Agreements are enforceable against each of the parties thereto in accordance with their respective terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). Neither Cibus nor any of its Affiliates has received any written notice in connection with a Partner Agreement challenging the validity, enforceability or interpretation of any provision of such agreement.

(iii)    No Breaches or Defaults. To the Knowledge of Cibus, there is and has been no material breach or default under any provision of the Partner Agreements either by Cibus or any of its Affiliates or by the respective counterparty (or any predecessor thereof) thereto, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default either by Cibus or its applicable Affiliate(s) or by the respective counterparty to such agreement.

(iv)    Payments Made. To the Knowledge of Cibus, Cibus or its Affiliates have made all payments to the respective counterparty required under each Partner Agreement as of the date hereof.

(v)    No Amendments or Waivers. Neither Cibus nor any of its Affiliates or the respective counterparty thereto have made or granted any amendment or waiver of any provision of the Partner Agreements.

(vi)    No Indemnification Claims. Neither Cibus nor any of its Affiliates has notified the respective counterparty to each Partner Agreement or any other Person of any claims for indemnification under the Partner Agreements nor has Cibus or any of its Affiliates received any claims for indemnification under the Partner Agreements.

(j)    Intellectual Property.

(i)    Schedule 3.1(j)(i) of the Disclosure Schedule lists all of the currently existing Patents included within the Patent Rights. Except as set forth on Schedule 3.1(j)(i), Cibus (or the applicable Cibus Entity) is the registered owner of all of the Patent Rights. Schedule 3.1(j)(i) of the Disclosure Schedule specifies as to each listed patent or patent application (A) the jurisdictions by or in which each such Patent Right has issued as a patent or a patent application has been filed, including the respective patent or application numbers, and (B) any other Person owning or having an interest in such Patent Right, including the nature of such interest. Cibus and the Cibus Entities collectively own, or have exclusive licenses to, all Patents that are material to RTDS.

(ii)    Except as set forth on Schedule 3.1(j)(ii) of the Disclosure Schedule, Cibus has not received written notice of, and is not a party to, any pending, and to the Knowledge of Cibus there are no threatened, litigations, interferences, reexaminations, oppositions or like procedures involving any of the Patent Rights.

(iii)    To the Knowledge of Cibus, all of the issued patents within the Patent Rights are in full force and effect and have not lapsed, expired or otherwise terminated. Cibus has not received any written notice relating to the lapse, expiration or other termination of any of the issued patents within the Patent Rights, or alleging that, and Cibus has not received any written legal opinion that alleges that, an issued patent within any of the Patent Rights is invalid or unenforceable.

(iv)    Cibus has not received any written notice that there is any, and, to the Knowledge of Cibus, there is no, Person who is or claims to be an inventor under any of the Patent Rights who is not a named inventor thereof.

(v)    Neither Cibus nor any of its Affiliates has received and, to the Knowledge of Cibus, no counterparty to an Existing In-License has received any written notice of any claim by any Person challenging inventorship or ownership of, the rights of Cibus or its Affiliate(s) in and to, or the patentability, validity or enforceability of, any of the Patent Rights, or asserting that the use or exploitation of RTDS infringes or will infringe such Person’s patents or other intellectual property rights.

(vi)    To the Knowledge of Cibus, the use or exploitation of RTDS has not and will not, infringe, violate or misuse any patent or other intellectual property rights owned by any Third Party that is not licensed to Cibus under an Existing In-License Agreement.

(vii)    To the Knowledge of Cibus, no Person has infringed or otherwise violated, or is infringing or otherwise violating, any of the RTDS Rights.

(viii)    To the Knowledge of Cibus, Cibus, its Affiliate(s) or the counterparty to each In-License has paid all maintenance fees, annuities and like payments required as of the date hereof with respect to any of the Patent Rights.

(k)    Code Representation and Warranties. Cibus’ exact legal name is “Cibus Global, Ltd.” Cibus is organized as a limited liability company in the British Virgin Islands. Prior to September 11, 2008, Cibus’ legal name was Cibus, LLC and was organized in the State of Delaware. Each of the other Cibus Entities’ exact legal names and jurisdictions of organization are set forth on Schedule A to the Intellectual Property Security Agreement.

(l)    Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Cibus who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.2    Sellers’ Representations and Warranties. Each Seller represents and warrants to Cibus, severally and not jointly, that as of the date of the Closing on which such Seller first becomes a party to this Agreement:

(a) Authorization. The Seller has the requisite right, power and authority to execute, deliver and perform the Seller’s obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Seller.

(b)    Enforceability. This Agreement (including the Seller’s Joinder Agreement hereto) has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(c)    No Conflicts. The execution, delivery and performance by the Seller of this Agreement (including the Seller’s Joinder Agreement hereto) do not and will not (i) contravene or conflict with the organizational documents of the Seller, if the Seller is a business entity, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Seller or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Seller.

(d)    Consents. No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be completed or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement (including the Seller’s Joinder Agreement hereto), (ii) the performance by the Seller of its obligations under this Agreement, other than the filing of financing statement(s) by the Seller Representative in accordance with Section 1.5 or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.

(e)    No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Seller, threatened before any Governmental Entity to which the Seller is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Seller to perform its obligations under this Agreement.

(f)    Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 4

CONDITIONS TO CLOSING

Section 4.1    Conditions to the Sellers’ Obligations. The obligations of the Sellers to consummate the transactions contemplated hereunder on each Closing Date are subject to the satisfaction or waiver, at or prior to such Closing Date, of each of the following conditions precedent, other than Section 4.1(d), which shall only be required to be satisfied as of the initial Closing Date:

(a)     The Intellectual Property Security Agreement shall be in full force and effect.

(b)    On the Effective Date, Cibus shall have delivered to the Seller Representative standard corporate existence and authority opinions in respect of Cibus in a form previously agreed upon by Cibus and the Seller Representative.

(c)    Cibus shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the applicable Closing Date, and the Seller Representative shall have received a certificate executed by a duly authorized officer of Cibus on the Closing Date certifying on behalf of Cibus to the effect of the foregoing.

(d)    The representations and warranties of Cibus contained in Section 3.1 shall be true and correct in all material respects as of the Effective Date and the initial Closing Date as though made at and as of the Effective Date or the initial Closing Date, as the case may be, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” such representation or warranty (as so written, including the term “material”) shall be true and correct in all respects as of the Effective Date, the initial Closing Date or such other date, as applicable, and the Seller Representative shall have received a certificate executed by a duly authorized officer of Cibus, if requested by the Seller Representative, on the initial Closing Date, certifying on behalf of Cibus to the effect of the foregoing.

(e)    No event or events shall have occurred, or be reasonably likely to occur, that, individually or in the aggregate, have had or would reasonably be expected to result in (or, with the giving of notice, the passage of time or otherwise, would result in) a material adverse effect on the business, operations or financial condition of Cibus, including upon RTDS or the Sellers’ right to the Warrant Purchase Consideration. On the Effective Date and, if requested by the Seller Representative, on the applicable Closing Date, the Seller Representative shall have received a certificate executed by a duly authorized officer of Cibus on the Effective Date or the Closing Date certifying on behalf of Cibus to the effect of the foregoing.

(f)    There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(g)    There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the delivery to the Sellers of any portion of the Warrant Purchase Consideration.

(h)    The Seller Representative shall have received on the Effective Date a certificate of a duly authorized officer of Cibus, certifying as to (i) the incumbency of each officer of Cibus executing this Agreement and (ii) the attached copies of Cibus’ Memorandum of Association and Articles of Association and resolutions adopted by Cibus’ board of directors authorizing the execution and delivery by Cibus of this Agreement and the consummation by Cibus of the transactions contemplated hereby.

(i)    The Seller Representative shall have received a certificate of a duly authorized officer of Cibus, dated as of the applicable Closing Date, certifying as to the Participation Rate, as calculated taking into account all Subject Warrants transferred and sold to Cibus as of such Closing Date, including the Subject Warrants to be transferred and sold at such Closing.

Section 4.2    Conditions to Cibus’ Obligations. The obligations of Cibus to consummate the transactions contemplated hereunder on each Closing Date are subject to the satisfaction or waiver, at or prior to such Closing Date, of each of the following conditions precedent:

(a)     Each applicable Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and if requested by Cibus, Cibus shall have received a certificate executed by the Seller Representative certifying on behalf of the applicable Seller(s) to the effect of the foregoing.

(b)    The representations and warranties of the applicable Sellers contained in Section 3.2 shall be true and correct in all material respects as of each Closing Date as though made at and as of such Closing Date, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” such representation or warranty (as so written, including the term “material”) shall be true and correct in all respects as of the applicable Closing Date or such other date, as applicable, and Cibus shall have received a certificate executed by the Seller Representative if requested by Cibus, on the Closing Date, certifying on behalf of the applicable Sellers to the effect of the foregoing.

(c)    There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(d)    There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit Cibus’ payment of any portion of the Warrant Purchase Consideration to the Sellers.

(e)    If requested by Cibus, Cibus shall have received on the applicable Closing Date a certificate of the Secretary or an Assistant Secretary of the Seller, if the Seller is a business entity, certifying as to the incumbency of the officers executing this Agreement (including any Joinder Agreement hereto) on behalf of the Seller.

(f)    Cibus shall have received a valid, properly executed Internal Revenue Service Form W-9 from each applicable Seller certifying that such Seller is exempt from U.S. federal withholding Tax under applicable law.

(g)    Cibus shall have received the following with respect to each of the Subject Warrants to be purchased by Cibus in connection with such Closing:

(i)    The original Subject Warrant to be purchased by Cibus in connection with such Closing; and

(ii)    A copy of each Joinder Agreement, duly executed by the applicable Investors, including a release, executed by each applicable Seller in favor of Cibus, of any and all claims arising out of or relating to each such Subject Warrant other than those expressly arising out of or related to this Agreement.

(h)    (i) Prior to the Minority Protection Outside Date, the aggregate Participation Rate attributable to (A) the Warrants being purchased by Cibus in such Closing, plus (B) the Warrants purchased in all prior Closings, shall not exceed the Major Investor Cap or the Minority Investor Cap, as applicable, and (ii) subsequent to the Minority Protection Outside Date, the aggregate Participation Rate attributable to (y) the Warrants being purchased by Cibus in such Closing, plus (z) the Warrants purchased in all prior Closings, shall not exceed 10%.

ARTICLE 5

COVENANTS

Section 5.1     Reporting. Promptly following the end of each calendar year, Cibus shall provide the Seller Representative with a reasonably detailed report (the “Annual Report”) setting forth, with respect to such calendar year, (i) the Commercial Updates and (ii) the Intellectual Property Updates. In connection therewith, Cibus shall also provide the Seller Representative with such additional information regarding the updates included in each Annual Report as the Seller Representative may reasonably request from time to time. Cibus shall prepare and maintain and shall cause its Affiliates and any counterparty to any Out-License of Cibus or Cibus’ Affiliates to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Annual Report.

Section 5.2    Intentionally Deleted.

Section 5.3    Payments Received In Error.

(a)     If the Sellers become entitled to any payment from any other Person, including any Permitted Licensee, pursuant to the terms of this Agreement and such payment is nevertheless made to Cibus or any of its Affiliates, Cibus shall pay over or cause to be paid over to the Sellers, promptly (and in any event within five Business Days) after the receipt thereof, the amount of such payment received by wire transfer to an account or account(s) designated in writing by the Seller Representative on behalf of the Sellers, and Cibus shall be entitled to rely solely on the written instructions provided by Seller Representative in this regard. In such event, Cibus shall, or shall cause its Affiliate to, (i) until paid to the Sellers, hold such payment received in trust for the benefit of the Sellers and (ii) have no right, title or interest in such payment and shall not pledge or otherwise grant any security interest therein.

(b)    If Cibus or any of its Affiliates becomes entitled to any payment from any other Person, including any Permitted Licensee, and such payment is nevertheless made to any Seller, such Seller shall pay over to Cibus or such Affiliate as may be designated in writing by Cibus, promptly (and in any event within five Business Days) after the receipt thereof, the amount of such payment received by wire transfer to an account designated in writing by Cibus. In such event, the Seller shall (i) until paid to Cibus or its Affiliate(s), hold such payment received in trust for the benefit of Cibus or its Affiliate(s) and (ii) have no right, title or interest in such payment and shall not pledge or otherwise grant any security interest therein.

Section 5.4    Warrant Purchase Payments; Warrant Consideration and Other Reports.

(a)    Cibus shall pay to the Sellers the Warrant Purchase Payments for each calendar quarter promptly, but in any event no later than forty-five (45) calendar days after the end of each such calendar quarter. Notwithstanding anything to the contrary herein, Cibus shall not be obligated to pay any portion of the Warrant Purchase Payments to the Sellers until the first quarter in which the aggregate of the Warrant Purchase Payments that would otherwise be due to the Sellers during any consecutive twelve (12)-month period equals or exceeds five million dollars (USD$5,000,000), whereupon Cibus shall pay to the Sellers the full amount of such aggregated Warrant Purchase Payments no later than forty-five (45) calendar days after the end of such calendar quarter.

(b)    Cibus shall make all payments required to be made by it to the Sellers pursuant to this Agreement in U.S. dollars by check or wire transfer of immediately available funds, without set-off, reduction or deduction, or withholding for or on account of any Taxes (provided that each applicable Seller has provided to Cibus the appropriate form referenced in Section 4.2(f) hereof), to the bank account designated in writing from time to time by the Seller Representative on behalf of the Sellers, and Cibus shall be entitled to rely solely on the written instructions of the Seller Representative in this regard.

(c)    If Cibus fails, or expects to fail, to satisfy any of its payment obligations owed to the Sellers pursuant to this Agreement when such obligations are due, Cibus shall send a notice to the Seller Representative (a “Late Payment Notice”) disclosing such failure or expected failure. If Cibus sends a Late Payment Notice to the Seller Representative, Cibus’ failure to satisfy any of its payment obligations during a calendar year will not be considered a breach of this Agreement or the other Transaction Documents, and each of the Sellers and the Seller Representative, on behalf of the Sellers, hereby agree not to exercise any remedies under this Agreement or the other Transaction Documents until Cibus has been delinquent in its payment obligations for an aggregate of ninety (90) calendar days in such calendar year, which ninety (90) day period shall not include any days during which Cibus and the Seller Representative are in good faith disputing amounts owing by Cibus to the Sellers. Notwithstanding the foregoing, a late fee of 4% over the Prime Rate will accrue on all unpaid amounts from the date such obligations were due (e.g., forty-five (45) days after the end of the applicable calendar quarter). The imposition and payment of a late fee shall not constitute a waiver of any of the Sellers’ rights with respect to such payment default.

(d)    Prior to or simultaneously with each payment of the Warrant Purchase Payments, Cibus shall deliver a written report to the Seller Representative setting forth in reasonable detail, the calculation of the aggregate amount of the Warrant Purchase Payments payable to the Sellers for such calendar quarter identifying the Subject Revenues generated by Cibus and its Affiliates to determine the aggregate amount of the Warrant Purchase Payments due to the Sellers (the “Warrant Consideration Report”). The Warrant Consideration Report shall be in substantially the form attached to this Agreement as Exhibit C.

Section 5.5    Inspections and Audits of Cibus. Following the first Closing, upon reasonable prior written notice and during normal business hours, no more frequently than once per calendar year, the Seller Representative may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to Cibus to be made of Cibus’ books of account for the three (3) calendar years prior to the audit for the purpose of determining the correctness of Warrant Purchase Payments made under this Agreement. All of the expenses of any inspection or audit requested by the Seller Representative hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne by (i) the Sellers, if the independent public accounting firm determines that the aggregate amount of the Warrant Purchase Payments previously paid were incorrect by an amount less than or equal to five percent (5%) of the aggregate Warrant Purchase Payments actually due and payable or (ii) Cibus, if the independent public accounting firm determines that Warrant Purchase Payments previously paid were incorrect by an amount greater than five percent (5%) of the Warrant Purchase Payments actually due and payable. Any such accounting firm shall not disclose the confidential information of Cibus to the Seller Representative or any Seller, except to the extent such disclosure is either necessary to determine the correctness of Warrant Purchase Payments or otherwise would be included in an Annual Report or Warrant Consideration Report. All information obtained by the Seller Representative or any Seller as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE 7.

Section 5.6    Prosecution and Maintenance of Patents. Cibus shall use, and shall cause each of the Cibus Entities to use, commercially reasonable efforts, consistent with past practice, to prosecute and maintain at its own expense, or cause its (sub)licensees to prosecute and maintain, the Patents listed on Schedule 3.1(j)(i) so that they do not lapse or expire due to acts or omissions of Cibus or any of Cibus’ (sub)licensees until the applicable expiration dates specified in Schedule 3.1(j)(i); provided, however, that the foregoing shall not apply to any such Patent if the failure to prosecute and maintain such Patent could not reasonably be expected to adversely affect Cibus’ right or ability to receive Subject Revenues or the Sellers’ rights with respect to any portion of the Warrant Purchase Consideration hereunder. It is understood that such past practice includes the filing of provisional applications as a memorialization and recordation of Cibus’ trade secrets only, including those covering RTDS Rights, for which there is no intent to file any further application based on such provisional applications (e.g., as a United States utility application or an international application). Cibus shall not be required to maintain such provisionals and shall have the right to prosecute, maintain or allow such provisionals to lapse at its sole discretion.

Section 5.7    Enforcement of Intellectual Property Rights.

(a)    Cibus shall promptly inform the Seller Representative of any suspected infringement by a Third Party of any Patent Right.

(b)    Prior to initiating, or permitting the initiation of, an enforcement action regarding any suspected infringement by a Third Party of any Patent Right, Cibus shall provide the Seller Representative with written notice of such enforcement action.

(c)    If Cibus recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any of the Patent Rights, where such damages, whether in the form of judgment or settlement, result from such infringement of such Patent Rights, such recovery will be allocated first to the reimbursement of any expenses incurred by Cibus or a Permitted Licensee in such litigation, and any remaining amounts will be treated as part of the Subject Revenues. All costs and expenses (including attorneys’ fees and expenses) incurred by a party hereto in connection with any enforcement action shall be borne by such party.

Section 5.8    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, the Transaction Documents and applicable laws, Cibus will strive to protect, preserve and maintain all properties and assets of Cibus and its Affiliates that are material to, or are reasonably expected to be material to, the generation of Subject Revenues in accordance with customary industry practices.

Section 5.9    Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of Cibus, the Seller Representative and the Sellers will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement. Each of the Sellers, the Seller Representative and Cibus agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 5.10     Further Assurances. From and after the Effective Date, Cibus, the Sellers and the Seller Representative agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement (and, in the case of the Seller Representative, to cause each Seller to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement).

Section 5.11    In-Licenses.

(a)    Cibus shall provide the Seller Representative with copies of all written notices or correspondence to any counterparty to an In-License relating to, or involving, RTDS or the RTDS Rights and that could reasonably be expected to adversely affect the Warrant Purchase Consideration in any material respect promptly, and in any event within five (5) Business Days following Cibus’ (or its Affiliate’s) delivery of such notice or correspondence. Promptly, and in any event within five (5) Business Days, following the receipt by Cibus or any of its Affiliates of any report, notice or correspondence under any In-License that could reasonably be expected to adversely affect the Warrant Purchase Consideration in any material respect, Cibus shall furnish a copy of such notice or correspondence to the Seller Representative.

(b)    Promptly, and in any event within five (5) Business Days, following receipt by Cibus of a fully executed amendment, supplement, modification or waiver (a “Modification”) to any In-License, Cibus shall furnish a copy of such Modification to the Seller Representative.

(c)    Cibus shall use, and shall cause its applicable Affiliates to use, commercially reasonable efforts to comply in all material respects with its obligations under each In-License to which it is a party and shall use commercially reasonable efforts not to take any action or forego any action that would reasonably be expected to constitute a material breach thereof. Promptly, and in any event within five (5) Business Days, after receipt of any (written or oral) notice from any counterparty to an In-License of an alleged breach by Cibus or its Affiliate(s) under such In-License, Cibus shall give notice thereof to the Seller Representative, including delivering to the Seller Representative a copy of any such written notice. Unless otherwise agreed to with the Seller Representative in writing, Cibus shall use, and shall cause its applicable Affiliates to use, commercially reasonable efforts to cure any breaches by it under any such In-License and shall give written notice to the Seller Representative upon curing any such breach.

(d)    Cibus shall provide to the Seller Representative a copy of any written notice of breach or alleged breach of any In-License delivered by Cibus to any counterparty thereto as soon as practicable and in any event not less than five (5) Business Days following such delivery.

Section 5.12    Out-Licenses.

(a)    Subject to compliance with this Section 5.12 and Section 5.15 below, Cibus may license or cause its Affiliates to license (but not assign or otherwise transfer title to, except pursuant to Section 10.6) all or a portion of the RTDS Rights to a Third Party (a “Permitted Licensee”) to develop, manufacture, promote, market, use, sell, offer for sale, import or distribute products arising out of the RTDS Rights in all or any portion of the Territory without the Seller Representative’s prior written consent (any such license, a “Permitted License”).

(b)    Cibus shall provide to the Seller Representative executed copies of any Permitted License or any proposed Modification thereof not later than five (5) Business Days following the execution thereof.

Section 5.13    Partner Agreements.

(a)    Cibus shall use, and shall cause its applicable Affiliates to use, commercially reasonable efforts to comply in all material respects with its obligations under the Partner Agreements and shall use, and shall cause its applicable Affiliates to use, commercially reasonable efforts not to take any action or forego any action that would reasonably be expected to constitute a material breach thereof. Promptly, and in any event within five (5) Business Days, after receipt of any (written or oral) notice from each of the parties thereto or their Affiliates of an alleged breach by Cibus or any of its Affiliates under a Partner Agreement, Cibus shall give notice thereof to the Seller Representative, including delivering to the Seller Representative a copy of any such written notice. Unless otherwise agreed to with the Seller Representative in writing, Cibus shall use, and shall cause its applicable Affiliates to use, commercially reasonable efforts to cure any breaches by it under the Partner Agreement and shall give written notice to the Seller Representative upon curing any such breach.

(b)    Promptly (and in any event within five (5) Business Days) after Cibus becomes aware of, or comes to believe in good faith that there has been, a breach of either of the Partner Agreements by the counterparty thereto, Cibus shall provide notice of such breach to the Seller Representative. In addition, Cibus shall provide to the Seller Representative a copy of any written notice of breach or alleged breach of the Partner Agreement delivered by Cibus to the counterparty thereto as soon as practicable and in any event not less than five Business Days following such delivery.

(c)    Promptly, and in any event within five (5) Business Days, following receipt by Cibus of a fully executed Modification to any Partner Agreement, Cibus shall furnish a copy of such Modification to the Seller Representative.

Section 5.14    Security Interest.

(a)    Except as set forth in the Intellectual Property Security Agreement, Cibus shall not, and shall cause each of the Cibus Entities not to, create, incur, assume or permit to exist any Lien on any of the Collateral, except for (i) the security interest granted to the Sellers under this Agreement and the Intellectual Property Security Agreement, (ii) Permitted Licenses to Permitted Licensees, (iii) Permitted Liens, and (iv) security interests which are subordinated to the security interests granted by this Agreement and the Intellectual Property Security Agreement.

(b)    Cibus shall not, and shall cause each of the Cibus Entities not to, without at least ten (10) days’ prior written notice to the Seller Representative: (i) liquidate, wind up or dissolve, (ii) change its jurisdiction of organization, (iii) change its organizational structure or type, (iv) change its legal name or (v) change any organizational number (if any) assigned by its jurisdiction of organization.

Section 5.15    Partial Asset Transfer. Cibus shall not, and shall cause each of the Cibus Entities not to, enter into or consummate any Partial Asset Transfer unless the acquirer of the assets in such transaction agrees to enter into such agreements with the Seller Representative and the Sellers that are mutually acceptable to the Seller Representative and such acquirer that secure for the Sellers’ benefit rights substantially equivalent to those of the Sellers hereunder, including without limitation the obligation to deliver or cause to be delivered to the Sellers the Warrant Purchase Payments as and when they would otherwise become due hereunder, and the grant of a security interest in the applicable Collateral, in each case to the extent attributable to the rights and assets sold, transferred or licensed in the Partial Asset Transfer.

ARTICLE 6

INDEMNIFICATION

Section 6.1    General Indemnity. From and after the Effective Date:

(a)    Cibus hereby agrees to indemnify, defend and hold harmless the Seller Representative, each of the Sellers and its and their Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties resulting from any claim by any Person other than any of the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of Cibus in this Agreement and (ii) any breach of any of the covenants or agreements of Cibus in this Agreement; and

(b)    the Seller Representative and each of the Sellers, severally and not jointly, hereby agree to indemnify, defend and hold harmless Cibus and its Affiliates and its and their directors, officers, agents and employees (the “Cibus Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Cibus Indemnified Parties resulting from any claim by any Person other than any of the Cibus Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of such Seller in this Agreement, (ii) any breach of any of the covenants or agreements of the Seller Representative or such Seller in this Agreement or (iii) any claims from any Sellers relating to or arising out of any act or omission by the Seller Representative acting in its capacity as such pursuant to this Agreement or in its capacity as Collateral Agent under the Intellectual Property Security Agreement.

Section 6.2     Limitations on Liability. No party hereto shall be liable for any consequential, punitive, special or incidental damages under this ARTICLE 6 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE 6) in or pursuant to this Agreement.

ARTICLE 7

CONFIDENTIALITY

Section 7.1    Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties hereto agree that, for the term of this Agreement and for five (5) years thereafter, each party (the “Disclosing Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Non-disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Non-disclosing Party), except for that portion of such information that:

(a)    was already known to the Disclosing Party, other than under an obligation of confidentiality, at the time of disclosure by the Non-disclosing Party;

(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Disclosing Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Disclosing Party in breach of this Agreement;

(d)    is independently developed by the Disclosing Party or any of its Affiliates without the use of the Confidential Information; or

(e)    is subsequently disclosed to the Disclosing Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Section 7.2    Authorized Disclosure. A party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(a)     prosecuting or defending litigation;

(b)    complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(c)    complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(d)    for regulatory, Tax or customs purposes;

(e)    for audit purposes;

(f)    disclosure to its Affiliates, directors, managers, trustees, officers, employees and agents only on a need-to-know basis and solely in connection with the performance of this Agreement or oversight of the transactions contemplated hereby, provided that each disclosee must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(g)    upon the prior written consent of the Non-disclosing Party; or

(h)    disclosure to its investors and other sources of funding, including debt financing, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment or financing transaction and that each disclosee must be bound by customary obligations of confidentiality and non-use prior to any such disclosure.

Notwithstanding the foregoing, in the event the Disclosing Party is required to make a disclosure of the Non-disclosing Party’s Confidential Information pursuant to Sections 7.2(a), (b), (c) or (d), it will, except where impracticable, give reasonable advance notice to the Non-disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. The covenants set forth in this Article 7 are in addition to, and not in lieu of, existing confidentiality obligations between Cibus and the Seller and/or its members and managers.

ARTICLE 8

TERMINATION

Section 8.1    Mutual Termination. This Agreement may be terminated by mutual written agreement of the Seller Representative and Cibus.

Section 8.2     Automatic Termination; Option to Renew. Unless earlier terminated as provided in Section 8.1, this Agreement shall continue in full force and effect from the Effective Date through the date thirty (30) years after the date on which the first Warrant Purchase Payment becomes due and payable hereunder (the “Initial Term”), at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination; provided, that the Sellers shall have the option, exercisable on their behalf by the Seller Representative, to renew this Agreement for an additional thirty (30) year term after the expiration of the Initial Term, upon the Seller Representative’s delivery of written notice to Cibus of such election to exercise such option at least thirty (30) days before the expiration of the Initial Term and payment to Cibus of an amount equal to one hundred dollars (USD$100).

Section 8.3     Survival. Notwithstanding anything to the contrary in this ARTICLE 8, the following provisions shall survive termination of this Agreement: ARTICLE 7 (Confidentiality), Section 9.3 (Indemnification of Seller Representative) and ARTICLE 10 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

ARTICLE 9

THE SELLER REPRESENTATIVE

Section 9.1    Appointment. Cibus and the Sellers hereby agree to the appointment of the Seller Representative as agent and attorney-in-fact for and on behalf of the Sellers. The Seller Representative shall have full power and authority to represent all of the Sellers and their successors with respect to all matters arising under this Agreement and the Intellectual Property Security Agreement, and all actions taken by the Seller Representative hereunder and thereunder shall be binding upon all such Sellers as if expressly confirmed and ratified in writing by each of them, and no Sellers shall have the right to object, dissent, protest or otherwise contest the same. The Seller Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement and the Intellectual Property Security Agreement for and on behalf of the Sellers as if the Sellers were acting on their own behalf, including executing the Intellectual Property Security Agreement as the secured party thereunder, giving and receiving any notice or instruction permitted or required under this Agreement or the Intellectual Property Security Agreement by the Seller Representative or any Sellers, interpreting and enforcing all of the terms and provisions of this Agreement and the Intellectual Property Security Agreement, authorizing payments to be made with respect hereto or thereto, defending all indemnity claims against the Sellers pursuant to Section 6.1 of this Agreement (an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Cibus and its agents regarding such claims, dealing with Cibus and the Cibus Entities under this Agreement and the Intellectual Property Security Agreement with respect to all matters arising under this Agreement and the Intellectual Property Security Agreement, taking any and all other actions specified in or contemplated by this Agreement to be taken by the Sellers and engaging counsel, accountants or other agents in connection with the foregoing matters. Without limiting the generality of the foregoing, the Seller Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Intellectual Property Security Agreement and to consent to any amendment hereof or thereof on behalf of all of the Sellers. The Seller Representative shall be permitted to communicate with the Sellers, including in electronic form.

Section 9.2    Authorization. By their approval and adoption of this Agreement, the Sellers hereby authorize the Seller Representative, on the Sellers’ behalf, to: (i) receive all notices or documents given or to be given to any of the Sellers by Cibus pursuant hereto or to the Intellectual Property Security Agreement or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Intellectual Property Security Agreement; (ii) engage counsel, and such accountants and other advisors for any of the Sellers and incur such other expenses on behalf of any of the Sellers in connection with this Agreement or the Intellectual Property Security Agreement and the transactions contemplated hereby or thereby as the Seller Representative may in its sole discretion deem appropriate; and (iii) take such action on behalf of any of the Sellers as the Seller Representative may in its sole discretion deem appropriate in respect of (A) taking such other action as the Seller Representative or any of the Sellers is authorized to take under this Agreement or the Intellectual Property Security Agreement, (B) receiving all documents or certificates and making all determinations, on behalf of any of the Sellers, required under this Agreement or the Intellectual Property Security Agreement, (C) all such other matters as the Seller Representative may in its sole discretion deem necessary or appropriate to consummate this Agreement or the Intellectual Property Security Agreement and the transactions contemplated hereby and thereby and (D) all such action as may be necessary after each applicable Closing Date to carry out any of the transactions contemplated by this Agreement and the Intellectual Property Security Agreement, including, without limitation, the defense and/or settlement of indemnity claims and any waiver of any obligation of Cibus or the Cibus Entities. All actions, decisions and instructions of the Seller Representative shall be conclusive and binding upon all of the Sellers. Except as otherwise provided in this Agreement, the Seller Representative shall have no duties to the Sellers, shall not be deemed to be an agent of the Sellers and shall have no liability to any Seller or any other Person, for any action taken, decision made or instruction given by the Seller Representative in connection with this Agreement or the Intellectual Property Security Agreement, except in the case of the Seller Representative’s gross negligence or willful misconduct. The Seller Representative may, in all questions arising under this Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Seller Representative in accordance with such advice, the Seller Representative shall not be liable to the Sellers or any other Person.

Section 9.3    Indemnification of Seller Representative. The Seller Representative shall be indemnified for and shall be held harmless by the Sellers, pro rata based on each Seller’s percentage interest in the Warrant Purchase Consideration, against any loss, liability or expense (“Representative Losses”) incurred by the Seller Representative relating to the Seller Representative’s conduct in its capacity as Seller Representative, in each case as such Representative Loss is incurred or suffered; provided that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence or willful misconduct of the Seller Representative, the Seller Representative will reimburse the Sellers the amount of such indemnified Representative Loss attributable to such gross negligence or willful misconduct. If not paid directly to the Seller Representative by the Sellers, any such Representative Losses may be recovered by the Seller Representative from the Sellers through any Warrant Purchase Consideration actually payable to the Sellers pursuant to written instructions delivered by the Seller Representative to Cibus. The indemnification under this Section 9.3 shall survive the termination of this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be the responsibility of the Sellers, and Cibus shall have no liability therefor.

Section 9.4     Attorney-in-Fact. The Seller Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Seller, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Intellectual Property Security Agreement, in the absolute discretion of the Seller Representative and in general to do all things and to perform all acts, including executing and delivering the Intellectual Property Security Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement and the Intellectual Property Security Agreement. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Seller, by operation of law (whether by such Seller’s death, disability or protective supervision) or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation, and, accordingly, each Seller hereby renounces his, her or its right to renounce this power of attorney unilaterally before the termination of this Agreement. Each Seller hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Seller Representative taken in good faith under this Agreement or the Intellectual Property Security Agreement.

Section 9.5    Liability. If the Seller Representative is required by the terms of this Agreement or the Intellectual Property Security Agreement to determine the occurrence of any event or contingency, the Seller Representative shall, in making such determination, not be liable to the Sellers or any other Person except to the extent of Sellers’ losses that are finally adjudicated to be primarily caused by the Seller Representative’s gross negligence or willful misconduct as determined in light of all the circumstances, including the time and facilities available to the Seller Representative in the ordinary course of business consistent with past practice. In determining the occurrence of any such event or contingency, the Seller Representative may request from any of the Sellers such reasonable additional evidence as the Seller Representative in its sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency and may at any time inquire of and consult with others, including any of the Sellers. The Seller Representative shall not be liable to any Sellers or any other Person for any damages resulting from the Seller Representative’s delay in acting hereunder pending its receipt and examination of additional evidence requested by it.

Section 9.6    Removal of Seller Representative; Authority of Successor Seller Representative. Those Sellers that are entitled in the aggregate to a majority of the Warrant Purchase Consideration payable from time to time hereunder (the “Majority Sellers”) shall have the right at any time during the term of this Agreement to remove the then-acting Seller Representative and to appoint a successor Seller Representative; provided, however, that neither such removal of the then acting Seller Representative nor such appointment of a successor Seller Representative shall be effective until the delivery to Cibus of executed counterparts of a writing signed by the Majority Sellers with respect to such removal and appointment, together with an acknowledgment signed by the successor Seller Representative appointed in such writing that it accepts the responsibility of successor Seller Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Seller Representative. If the Seller Representative shall resign, the Majority Sellers shall, within ten (10) days after such resignation, appoint a successor to the Seller Representative. Each successor Seller Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used herein shall be deemed to include any interim or successor Seller Representative.

Section 9.7    Actions of Seller Representative. Any action taken by the Seller Representative pursuant to the authority granted in this ARTICLE 9 shall be effective and absolutely binding on each Seller notwithstanding any contrary action of, or direction from, any Seller.

Section 9.8    Reliance. Each of Cibus, the Cibus Entities and their Affiliates shall not be obligated to inquire into the authority of the Seller Representative, and each of them shall be fully protected in dealing with the Seller Representative hereunder.

Section 9.9    Binding Appointment. The provisions of this Agreement, including this ARTICLE 9, shall be binding upon each Seller and the executors, heirs, legal representatives and successors of each Seller, and any references in this Agreement to a Seller shall mean and include the successors to the Sellers’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE 10

MISCELLANEOUS

Section 10.1    Definitions. The following terms, as used herein, shall have the following meanings:

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person.

“Agreement” is defined in the preamble.

“Annual Report” is defined in Section 5.1.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Bridge Financing” means a convertible note bridge financing undertaken by Cibus in May of 2014 in the aggregate original principal amount of four million dollars (USD$4,000,000).

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in the state of New York are permitted or required by applicable law or regulation to remain closed.

“Cibus” is defined in the preamble.

“Cibus Entities” is defined in Section 1.5.

“Cibus Indemnified Parties” is defined in Section 6.1(b).

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any other Transaction Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Seller’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is defined in Section 1.5(a).

“Collateral Agent” is defined in the Intellectual Property Security Agreement.

“Commercial Updates” means material information and developments with respect to the commercialization plans and prospects for RTDS, including, without limitation, with respect a summary of significant commercial results and challenges anticipated; a summary of the commercialization and marketing activities with respect to RTDS.

“Commercialization” means any and all activities directed to the manufacture, distribution, marketing, detailing, promotion, selling and securing of reimbursement of any of Cibus’ or its Affiliates’ products and product candidates (including without limitation making, using, importing, selling and offering for sale any product), and shall include post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling a product, importing, exporting or transporting a product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in Commercialization.

“Confidential Information” is defined in Section 7.1.

“Correction Warrants” is defined in the Recitals.

“Disclosing Party” is defined in Section 7.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Seller by Cibus concurrently with the execution of this Agreement.

“Effective Date” is defined in the Preamble.

“Existing In-License” is defined in Section 3.1(h)(i).

“Financing Amendment” is defined in the Recitals.

“First Tranche Warrants” is defined in the Recitals.

“Fourth Tranche Warrants” is defined in the Recitals.

“Governmental Entity” means any: (i) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (iv) multi-national organization or body; or (v) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Improvements” means any improvement, invention or discovery relating to RTDS.

“Indemnity Claim” is defined in Section 9.1.

“Initial Term” is defined in Section 8.2.

“In-License” means any license, settlement agreement or other agreement between Cibus or any of its Affiliates and any Third Party pursuant to which Cibus or any of its Affiliates obtains a license, a covenant not to sue or similar grant of rights to any RTDS Right that is or was necessary or useful for the research, development, use or Commercialization of RTDS.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement, dated as of the date hereof, by and among the Seller Representative, Cibus and each of the applicable Cibus Entities.

“Intellectual Property Updates” means any new Patents issued or patent applications filed relating to RTDS, any abandonments of rights in a particular jurisdiction with respect to any of the Patent Rights and any other material information or developments with respect to the RTDS Rights.

“Investors” has the meaning set forth in the Recitals.

“Joinder Agreement” is defined in Section 1.2 and Exhibit A.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Knowledge of Cibus” means the actual knowledge as of the Effective Date of Cibus’ Chief Executive Officer, Chief Financial Officer and Chief Technology Officer/Head of Research.

“Late Payment Notice” is defined Section 5.4(c).

“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel arising or resulting from any third-party claim; provided, however, that “Loss” shall not include any consequential, punitive, special or incidental damages.

“Major Investor Cap” is defined in Section 1.6.

“Major Investors” means those holders of Warrants set forth on Schedule 1, together with their permitted successors and assigns.

“Majority Sellers” is defined in Section 9.6.

“Minority Investor Cap” is defined in Section 1.6.

“Minority Investors” means all holders of Warrants other than the Major Investors.

“Minority Protection Outside Date” is defined in Section 1.6.

“Modification” is defined in Section 5.11(b).

“Net Present Value of Subject Revenues” means the net present value of Cibus’ Subject Revenues as of the date of the initial Closing, as mutually determined by Cibus and the Seller Representative at the time of the initial Closing. The parties have determined that the Net Present Value of Subject Revenues is ninety-two million nine hundred seventy-nine thousand dollars ($92,979,000).

“Non-disclosing Party” is defined in Section 7.1.

“Nucelis Business” means the business of Nucelis reflected in that certain License Agreement, dated July 25, 2013, by and between Cibus and Nucelis.

“One-Year Holding Period” is defined in Section 1.2.

“Out-License” means any license or other agreement between Cibus or any of its Affiliates and any Third Party pursuant to which Cibus or any of its Affiliates grants a license of, or sublicenses, any RTDS Right that is necessary or useful for the research, development, use or Commercialization of any products or product candidates of Cibus or its Affiliates, including any agreement pursuant to which a Third Party obtains the right to promote and market any such product or product candidate or any option or similar right to enter into such agreement; provided, however, that “Out-License” shall not include an agreement pursuant to which a Third Party obtains merely the right to distribute products.

“Partial Asset Transfer” means any sale, transfer, exclusive license or other disposition by Cibus or any of the Cibus Entities of any assets or rights (including any assets or rights with application in the fields of human therapeutics, biologicals not related to the Nucelis Business, animal therapeutics or specific categories of plant traits) that, immediately prior to the consummation of such transaction, (a) generate, or would reasonably be expected to generate in the future, Subject Revenues to Cibus or its Affiliates absent the occurrence of such transaction, (b) generate, or would reasonably be expected to contribute to the creation of products or the creation of processes associated with products that would generate Subject Revenues to Cibus or its Affiliates as result of the use or application of such assets in such transaction; provided, that a Sale Transaction shall in no event constitute a Partial Asset Transfer.

“Participation Rate” means a percentage determined by dividing (a) the aggregate value of the Warrant Shares underlying the Subject Warrants being sold to Cibus in the applicable Closing, determined by multiplying the number of such Warrant Shares by the Per Share Warrant Value, by (b) the agreed upon Net Present Value of Subject Revenues; provided, that the maximum aggregate issued Participation Rate taking into account all Closings shall in no event exceed 10% (and prior to the Minority Protection Outside Date, subject to the Major Investor Cap and the Minority Investor Cap). For example, if (i) the Net Present Value is established at $92,979,000 and (ii) Cibus agrees to purchase Subject Warrants exercisable for 1,239,700 Warrant Shares in an applicable Closing, the Participation Rate attributable to the purchase of such Subject Warrants in such Closing would equal 1.0%, determined by dividing (A) the product of $0.75 and 1,239,720 ($929,790), by (B) $92,979,000.

“Partner Agreement(s)” is defined in Section 3.1(i)(i).

“Patent Rights” means any and all Patents in the Territory which are owned or controlled by Cibus or any of the Cibus Entities or under which Cibus or any of the Cibus Entities is or may become empowered to grant licenses, the subject matter of which is necessary or useful in the development, manufacture, use, marketing, promotion, sale or distribution of RTDS, as well as any existing or future Patents covering any Improvements related to RTDS.

“Patents” means all patents and patent applications existing as of the date of this Agreement and all patent applications filed hereafter, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Payment Breach” is defined in Section 1.5(b).

“Per Share Warrant Value” means $0.75 per Warrant Share underlying the Subject Warrants sold by the Seller(s) to Cibus in an applicable Closing.

“Permitted License” is defined in Section 5.12.

“Permitted Licensee” is defined in Section 5.12.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; and (b) Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as supplier’s, carriers’, warehousemen’s, distributors’, wholesaler’s, materialmen’s and mechanic’s Liens and other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or are subject to a right of set-off or which are being contested in good faith and by appropriate proceedings.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Representative” means, with respect to any Person, (i) any direct or indirect member or partner of such Person and (ii) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, lenders and potential lenders, investors, bankers and financial advisers) of such Person.

“Representative Losses” is defined in Section 9.3.

“RTDS” means Cibus’ technology platform known as the Rapid Trait Development System™.

“RTDS Rights” means any and all of the following, as they exist throughout the world: (A) the Patent Rights; (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, in each case, as related to RTDS; (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above, in each case, as related to RTDS; (D) rights in commercial, technical, scientific and other know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, procedures, methods, protocols, chemical and biological materials (including any compounds, DNA, RNA, clones, vectors, cells and any expression product, progeny, derivatives or improvements thereto), formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, and the results of experimentation and testing, including samples, in each case, as specifically related to RTDS; (E) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, specifically relating to any of the foregoing; (F) claims of infringement and misappropriation against Third Parties relating to RTDS; and (G) regulatory filings, submissions and approvals related to RTDS.

“Sale Transaction” means the (a) sale or transfer of all or substantially all of the assets of Cibus related to RTDS on a consolidated basis to a Third Party, whether by merger, reorganization, consolidation, sale of equity interests or otherwise or (b) the acquisition of all or a majority of the outstanding voting equity interests of Cibus in a single transaction or a series of related transactions by one or more Third Parties.

“Second Tranche Warrants” is defined in the Recitals.

“Seller” is defined in the preamble.

“Seller Indemnified Parties” is defined in Section 6.1(a).

“Seller Representative” is defined in the preamble.

“Subject Revenues” means all cash, when and actually received by Cibus, any Cibus Entity or any other wholly owned subsidiary of Cibus or any Cibus Entity, attributable to product sales, license fees, sublicense payments, distribution fees, milestones, maintenance payments, royalties and distributions to Cibus, any Cibus Entity or any other wholly owned subsidiary of Cibus or any Cibus Entity from Affiliates of Cibus (but only to the extent that such distributions are attributable to revenues derived by such Affiliate and would be Subject Revenues in the hands of such Affiliate), but in each case without duplication with respect to any such cash amounts distributed by a Cibus Entity or other wholly owned subisidiary of Cibus or any Cibus Entity to Cibus or any other Cibus Entity; provided, however, that Subject Revenues shall exclude: (a) any such amounts attributable to or received by Cibus’ Nucelis Business (or any successor thereto), (b) any amounts received by Cibus or its subsidiaries arising out of or resulting from a sale or other disposition of any of the assets of Cibus or its subsidiaries to the extent the purchaser thereof agrees to be bound by the terms hereof, (c) payments for securities of Cibus (at fair market value, as determined by the Board of Directors of Cibus, with any premium constituting Subject Revenues) and (d) payments from Third Parties specifically paid to Cibus to be applied toward obligations of Cibus to such Third Parties to conduct research and development activities or to reimburse costs to be incurred in the future by Cibus for product development. Notwithstanding the foregoing, following a Sale Transaction, Subject Revenues shall include only such consideration attributable to (w) products or technology first identified, developed or commercialized by or on behalf of Cibus or the Cibus Entities on or prior to the effective date of the consummation of the Sale Transaction, (x) products or technology developed by using, or whose use or manufacture uses, any RTDS Rights owned or otherwise controlled by Cibus or the Cibus Entities on or prior to the effective date of the consummation of the Sale Transaction, (y) any other product or technology that is based on any intellectual property rights (including any Patents or trade secrets) in or to any RTDS technology or oligonucleotide directed mutagenesis technology in any applications in plants, biologicals not related to the Nucelis Business, animals and humans, and (z) improvements directly relating to any such products or technology referred to in clauses (w), (x) and (y).

“Subject Warrants” is defined in the Recitals.

“Subsequent Financing” is defined in the Recitals.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Territory” means the entire world.

“Third Party” means any Person that is not Cibus or Cibus’ Affiliates.

“Third Tranche Warrants” is defined in the Recitals.

“Transaction Documents” means this Agreement and the Intellectual Property Security Agreement.

“Unit” is defined in the Recitals.

“Warrant Purchase Consideration” means the aggregate amount of all Warrant Purchase Payments payable to the Sellers during the term of this Agreement.

“Warrant Consideration Report” is defined in Section 5.4(d).

“Warrant Purchase Payment” means, for each calendar quarter during the term of this Agreement, an amount payable to the Sellers equal to the aggregate amount of the worldwide Subject Revenues received by Cibus during such quarter, multiplied by the Participation Rate.

“Warrant Shares” is defined in the Recitals.

“Warrants” is defined in the Recitals.

Section 10.2    Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;

(b)    “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(c)    “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)    references to a Person are also to its permitted successors and assigns;

(e)    definitions are applicable to the singular as well as the plural forms of such terms;

(f)    references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g)    references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

(h)    references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

Section 10.3    Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Section 10.4    Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 10.4:

If to Cibus, to it at:

Cibus Global, Ltd.

c/o Cibus US LLC

6455 Nancy Ridge Dr.

San Diego, CA 92121

Attn: President

with a copy to:

Jones Day

12265 El Camino Real, Suite #300

San Diego, CA 92130

Attn: Ken D. Polin, Esq.

If to any Seller or to the Seller Representative, to the Seller Representative at:

Rory Riggs

c/o Balfour, LLC

110 East 59th St.

33rd Floor

New York, NY 10022

with copies to:

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Attn: Kingsley L. Taft, Esq.

Syntax Analytics LLC

179 Franklin Street 3rd Floor

New York, NY 10013

Attn: James Denaro, Esq., SVP Legal

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine, (iii) when sent, if by email with PDF attachment, with an acknowledgement of sending being produced by the sender’s email account, or (iv) one (1) Business Day following sending within the United States by overnight delivery via commercial one (1)-day overnight courier service. For the sake of clarity, any notice or communication from Cibus to any Seller or Sellers shall be deemed to have been duly given to such Seller or Sellers if and when delivered to the Seller Representative in accordance with the immediately preceding sentence.

Section 10.5    Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 10.6    Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns. Cibus may not assign this Agreement, any of its rights or obligations hereunder or any of the Patent Rights or any other intellectual property rights with respect to RTDS (other than in connection with a Permitted License), without the Seller Representative’s prior written consent except in connection with a Sale Transaction; provided that the successor entity in connection with such Sale Transaction expressly assumes in writing to the Sellers in a form reasonably acceptable to the Seller Representative all of Cibus’ rights and obligations under this Agreement. No Seller may assign this Agreement or any of its rights or obligations hereunder except to an Affiliate of such Seller or to any individual Investor without Cibus’ prior written consent, which shall not be unreasonably withheld. Any purported assignment in violation of this Section 10.6 shall be null and void.

Section 10.7    Amendment and Waiver.

(a)    This Agreement may be amended, modified or supplemented only in a writing signed by Cibus and the Seller Representative; provided, however, that any amendment relating to the protections set forth herein granted to the Minority Investors shall also require the consent of holders of a majority of the Warrant Shares subject to the then outstanding Warrants held by the Minority Investors. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.

(b)    No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 10.8    Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 10.9    No Third Party Beneficiaries. This Agreement is for the sole benefit of Cibus and the Sellers and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

Section 10.10    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 10.11 Arbitration.    Unless this Agreement expressly provides otherwise, each of the parties to this Agreement agrees that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by their mutual agreement shall be submitted to final and binding arbitration in New York, New York before JAMS, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party to any such dispute, claim or controversy may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other party and to Cibus. The arbitration will be conducted in accordance with the provisions of JAMS’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS and with one another in selecting a single arbitrator from JAMS’ panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith, and that each party will bear its own costs in respect of any disputes arising under this Agreement, provided, however, that the JAMS panel shall be authorized to assess costs against any party, in their discretion, determined to have acted in bad faith or without good cause. The provisions of this paragraph may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the party against whom enforcement is ordered.

Section 10.12    Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 10.13    Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party may be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.

Section 10.14    Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 10.15    Relationship of the Parties. The relationship between each of the Sellers and Cibus is solely that of purchaser and seller, and neither any Seller nor Cibus has any fiduciary or other special relationship with the other party or any of its Affiliates. This

Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute any Seller and Cibus as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. Each Seller and Cibus agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Transfer and Exchange Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

CIBUS

CIBUS GLOBAL, LTD.

By:	/s/ Peter Beetham
Name: Peter Beetham, Ph.D.
Title: President & Chief Executive Officer

SELLER REPRESENTATIVE

RORY RIGGS

/s/ Rory Riggs

[SIGNATURE PAGE TO WARRANT TRANSFER AND EXCHANGE AGREEMENT]

SCHEDULE 1

MAJOR INVESTORS

•	Richard Spizzirri

•	DTC CFBO Richard Spizzirri IRA

•	Rory Riggs

•	Rory Riggs Family Trust

•	Jean-Pierre Lehmann

•	New Ventures Holdings, Inc.

SCHEDULE 3.1(h)(i)

IN-LICENSE AGREEMENTS

That certain License Agreement, dated July 28, 2014, with Keygene N.V.

SCHEDULE 3.1(j)(i)

PATENTS AND PATENT RIGHTS

Country Code	Application No. / Patent No.	Status	Nominal Expiration (by family)
US	09/129,298 7,094,606	Issued Patent	8/5/2018
US	14/476,674	Pending	8/5/2018
AU	502929	Issued Patent	8/5/2018
CN	ZL98809867.9	Issued Patent	8/5/2018

US	09/129,036 8,106,259	Issued Patent	10/6/2020

US	09/429,291 6,573,046	Issued Patent	5/12/2018

US	09/384,960 6,271,360	Issued Patent	8/27/2029

US	09/645,889 6,479,292	Issued Patent	8/27/2029
US	10/292,856 7,060,500	Issued Patent	8/27/2029
ZA	2002/1228	Issued Patent	8/27/2029
NZ	517942	Issued Patent	8/27/2029
JP	2001-520151	Allowed	8/27/2029
EP	00959442.5	Issued Patent	8/27/2029
CN	00814996.8	Issued Patent	8/27/2029
CA	2,382,120	Issued Patent	8/27/2029
AU	7076700*	Issued Patent	8/27/2029
AU	2004205139	Issued Patent	8/27/2029
EP	10008602.4	Allowed	8/27/2029
EP	10183960.3	Allowed	8/27/2029

US	09/429,292 6,211,351	Issued Patent	5/12/2018
US	09/825,124 6,586,184	Issued Patent	5/12/2018

PCT	PCT/US2014/029566	Pending	3/14/2034

PCT	PCT/US2014/029621	Pending	3/14/2034

US	61/953,333	Pending / Confidential	3/14/2015
US	62/051,579	Pending / Confidential	9/17/2015
US	62/075,811	Pending / Confidential	11/5/2015
US	62/075,816	Pending / Confidential	11/5/2015

US	62/093,287	Pending / Confidential	12/17/2015

US	12/306,477 8,029,579	Issued Patent	6/27/2027
AU	2007265434	Allowed	6/27/2027
BY	a20090110	Pending	6/27/2027
CA	2656557	Pending	6/27/2027
IN	392/KOLNP/2009	Pending	6/27/2027
NZ	574390	Issued Patent	6/27/2027
RU	2009101866 2483057	Issued Patent	6/27/2027
UA	2009 00631	Issued Patent	6/27/2027
EP	07809993.4	Pending	6/27/2027
HK	09109108.1	Pending	6/27/2027
US	13/227,437 8,361,173	Issued Patent	6/27/2027
AU	2012244362	Pending	6/27/2027
US	13/752,330	Pending	6/27/2027
UA	a 2014 07835	Pending	6/27/2027
EP	13178514.9	Pending	6/27/2027
NZ	612190	Pending	6/27/2027
UA	Awaiting	Pending	6/27/2027
JP	2014-208612	Pending	6/27/2027

US	12/810,142	Pending	12/27/2027
EP	7868087.3	Pending	12/27/2027
AU	2007363151	Pending	12/27/2027
CA	2710767	Pending	12/27/2027
IN	4622/DELNP/2010	Pending	12/27/2027
NZ	586965	Issued Patent	12/27/2027
EA	201070649	Pending	12/27/2027
UA	a 2010 07990	Pending	12/27/2027
HK	11102423	Pending	12/27/2027
NZ	621327	Pending	12/27/2027
JP	2014-208524	Pending	12/27/2027

US	12/245,610	Pending	10/3/2028

US	13/407,676	Pending	10/3/2028
AU	2008308530	Pending	10/3/2028
CA	2701624	Pending	10/3/2028
EP	08836084.7	Pending	10/3/2028
IN	3168/DELNP/2010	Pending	10/3/2028
JP	2010-528175	Pending	10/3/2028
UA	103887 a 2010 05275	Issued Patent	10/3/2028
CL	2010-344	Pending	10/3/2028
CN	200880119084.3	Pending	10/3/2028
BR	PI0818295-7	Pending	10/3/2028
EA	201070430	Pending	10/3/2028
CN	201110133906.7	Pending	10/3/2028
HK	11104608.3	Pending	10/3/2028
NZ	606701	Pending	10/3/2028
EP	13175389.9	Pending	10/3/2028
EP	131753931	Pending	10/3/2028
UA	a 2013 09872	Pending	10/3/2028

US	09/685,403 6,870,075	Issued Patent	10/10/2020
US	11/941,666	Pending	10/10/2020
EP	00970716.7	Issued Patent	10/10/2020
EP	09172695.0	Issued Patent	10/10/2020
EP	10183984.3	Pending	10/10/2020
EP	12197905.8	Pending	10/10/2020
AU	8005200*	Issued Patent	10/10/2020
JP	2014-243991	Pending	10/10/2020

UA	200810303	Issued Patent	1/10/2027
RU	2441366 2008133046	Issued Patent	1/10/2027
NZ	570009	Issued Patent	1/10/2027
JP	2008-550371	Pending	1/10/2027
IN	3599/CHENP/2008	Pending	1/10/2027
CA	2636771	Pending	1/10/2027
BY	a20081068	Pending	1/10/2027
AU	2007207813	Issued Patent	1/10/2027
US	8,268,622 12/160725	Issued Patent	1/10/2027
NZ	597682	Issued Patent	1/10/2027
EP	12152491.2	Allowed	1/10/2027
EP	12152493.8	Allowed	1/10/2027

US	13/621,662	Pending	1/10/2027
NZ	613267	Pending	1/10/2027

PCT	PCT/US2014/029434	Pending	3/14/2034
US	62/051,876	Pending / Confidential	9/17/2015

US	13/935,532	Pending	8/2/2031
AU	201125830	Pending	8/2/2031
BR	112013002543.3	Pending	8/2/2031
CA	2,807,035	Pending	8/2/2031
CL	00341-2013	Pending	8/2/2031
CN	201180048304X	Pending	8/2/2031
EA	201390034	Pending	8/2/2031
EP	11815228.9	Pending	8/2/2031
IL	224535	Pending	8/2/2031
IN	188/MUMNP/2013	Pending	8/2/2031
JP	2013523291	Pending	8/2/2031
KR	10-2013-7005453	Pending	8/2/2031
MX	MXa2013001299	Pending	8/2/2031
NZ	607627	Pending	8/2/2031
UA	a201302555	Pending	8/2/2031
ZA	2013/01067	Pending	8/2/2031

US	62/099,330	Pending / Confidential	1/2/2016

US	62/102,824	Pending / Confidential	1/13/2016

US	62/102,827	Pending / Confidential	1/13/2016

US	62/080,907	Pending / Confidential	11/17/2015

US	62/102,010	Pending/Confidential	1/10/2016

US	62/051,876	Pending/Confidential	1/10/2016

SCHEDULE 3.1(j)(ii)

LITIGATION

None.

EXHIBIT A

CIBUS GLOBAL, LTD.

WARRANT TRANSFER AND EXCHANGE AGREEMENT

JOINDER AGREEMENT

Pursuant to and in accordance with Section 1.3 of the Warrant Transfer and Exchange Agreement, dated December 31, 2014 (as amended, restated or otherwise modified from time to time, the “Agreement”), by and among Cibus Global, Ltd. (“Cibus”), the persons and entities named therein as Sellers and Rory Riggs as the Seller Representative (“Seller Representative”), the undersigned Seller has agreed to sell to Cibus one or more Warrants in exchange for a portion of the Warrant Purchase Consideration, as further set forth below and pursuant to the terms and conditions of the Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

1.    Agreements. The undersigned Seller hereby certifies that (a) such Seller has read and understands the Agreement and the Intellectual Property Security Agreement and (b) such Seller desires to sell to Cibus, pursuant to the terms and conditions of the Agreement, Warrants to purchase                      shares of Series A Preferred Stock held by the undersigned (the “Seller’s Subject Warrants”). In the event the Seller’s Subject Warrant is being sold with respect to less than all of the shares of Series A Preferred Stock subject thereto, Cibus hereby agrees to issue and deliver to Seller a new warrant exercisable for that number of shares of Series A Preferred Stock subject to Seller’s Subject Warrants not being sold pursuant to this Joinder Agreement. The undersigned Seller hereby acknowledges and agrees that the sale of the Seller’s Subject Warrants pursuant to this Joinder Agreement is subject to and conditioned upon the terms and conditions of the Agreement and that no Closing will occur with respect to the Seller’s Subject Warrants unless and until all such terms and conditions have been satisfied. In addition, the undersigned Seller represents and warrants to Cibus and the Seller Representative that with respect to the portion of the Seller’s Subject Warrants being sold pursuant hereto, the Seller has held such Subject Warrants for a period of at least one (1) year from the date of issuance of such Subject Warrants.

2.    Cancellation of Warrants; Joinder. The undersigned Seller hereby agrees that as a condition precedent to and effective upon the Closing of the sale and purchase of the Seller’s Subject Warrants, (a) the Seller’s Subject Warrants shall be cancelled by Cibus in accordance with Section 1.2 of the Agreement in exchange for the right to receive the Warrant Purchase Consideration with respect to such Seller’s Subject Warrants, (b) the undersigned Seller shall become a party to and bound by the Agreement as a “Seller” in all respects and (c) the undersigned Seller shall become a party to and bound by the Intellectual Property Security Agreement as a “Secured Party” in all respects.

3.    Seller Representations and Warranties. Without limiting the foregoing or anything else contained in the Agreement, the undersigned Seller hereby confirms that the representations and warranties of the Sellers contained in Section 3.2 of the Agreement are true and correct with respect to the undersigned Seller as of the date hereof.

4.    Release. Effective upon the Closing of the sale and purchase of the Seller’s Subject Warrants, the undersigned Seller, on behalf of (a) if the undersigned is an individual, himself or herself and his or her heirs, successors and assigns and (b) if the undersigned is an entity, the undersigned and its partners, directors, officers and employees, solely in their capacities as such (collectively, the “Releasing Parties”), forever irrevocably and unconditionally waives and releases Cibus, the Seller Representative, and their respective predecessors, successors, assigns, parents, subsidiaries, divisions and insurers and each of their respective directors, officers, stockholders, employees, agents and Affiliates (the “Releasees”) from any and all Claims (as defined below), known and unknown, existing or claimed to exist, fixed or contingent that have been or might have been asserted under any foreign, federal, state, local or common law, directly or indirectly, arising out of or in any way related to the Seller’s Subject Warrants, the Seller’s ownership thereof and the Seller’s election to sell the Seller’s Subject Warrants to Cibus (collectively, the “Released Claims”). The undersigned Seller hereby acknowledges having considered the possibility that the undersigned may not now know the nature or value of the claims that are released pursuant to this paragraph and that such release extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present or future, however arising, relating to the Seller’s Subject Warrants, the Seller’s ownership thereof and the Seller’s election to sell the Seller’s Subject Warrants to Cibus. In addition, the undersigned (i) represents, warrants and acknowledges that the undersigned has been fully advised by his, or its attorney of the contents of Section 1542 of the Civil Code of the State of California and (ii) expressly waives any rights or benefits under Section 1542 of the Civil Code of the State of California and any similar provisions of the law of any other jurisdiction. Section 1542 of the Civil Code of the State of California states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding anything to the contrary herein, the foregoing shall not constitute a release of claims or any other matter with respect to any of the rights of the undersigned or any obligations of the Releasees to the undersigned arising out of the Agreement or the Intellectual Property Security Agreement.

5.    Governing Law. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Joinder Agreement has been duly executed by or on behalf of the undersigned as of the date set forth below.

SELLER:

(print name of individual or entity stockholder)	Date:

(signature)

(name, if applicable)

(title, if applicable)

Address:

ACKNOWLEDGED AND AGREED:

Cibus Global, Ltd.	Seller Representative:

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT B

CIBUS ENTITIES

CIBUS INTERNATIONAL GP, LTD

CIBUS INTERNATIONAL, L.P.

CIBUS NETHERLANDS PARTNERS, LTD

CIBUS NETHERLANDS HOLDING COÖPERATIEF U.A.

CIBUS EUROPE B.V.

INCIMA NETHERLANDS HOLDING COÖPERATIEF U.A.

INCIMA EUROPE B.V.

CIBUS EUROPE LTD

CIBUS US LLC

CIBUS CANADA INC.

INCIMA B.V.

INCIMA IPCO B.V.

INCIMA US LLC

EXHIBIT C

WARRANT CONSIDERATION REPORT

(A)     Quarterly Period: [                    ]

(B)     Participation Rate: [                    ]

Agreement	Product Sales Revenues	License Fees	Distribution Fees	Milestone Payments	Maintenance Payments	Royalties	Other payments	Total Subject Revenues (C)	Warrant Purchase Payment (B) x (C)
[Partner agreement #1]
[Partner agreement #2]

TOTALS